Exhibit 4.31

Dated: 22 December 2017
MERRIFIELD CENTRE LTD and DISCUVA LIMITED
LEASE relating to part of The Merrifield Centre, Rosemary Lane, Cambridge, CB1 3LQ

Merlin Place, Milton Road, Cambridge CB4 0DP

TABLE OF CONTENTS
1INTERPRETATION    1
2GRANT    9
3ANCILLARY RIGHTS    9
4RIGHTS EXCEPTED AND RESERVED    13
5THIRD PARTY RIGHTS    15
6THE ANNUAL RENT    15
7SERVICES AND SERVICE CHARGE    15
8INSURANCE    20
9RATES AND TAXES    23
10UTILITIES    23
11COMMON ITEMS    24
12VAT    24
13DEFAULT INTEREST AND INTEREST    24
14COSTS    25
15COMPENSATION ON VACATING    25
16SET-OFF    25
17PROHIBITION OF DEALINGS    26
18REPAIRS    26
19DECORATION    27
20ALTERATIONS AND SIGNS    27
21RETURNING THE PROPERTY TO THE LANDLORD    28
22USE    28
23MANAGEMENT OF THE BUILDING    28
24COMPLIANCE WITH LAWS    29
25ENERGY PERFORMANCE CERTIFICATES    30
26ENCROACHMENTS, OBSTRUCTIONS AND ACQUISITION OF RIGHTS    30
27BREACH OF REPAIR AND MAINTENANCE OBLIGATIONS    31
28INDEMNITY    32
29LANDLORD'S COVENANT FOR QUIET ENJOYMENT    32
30RE-ENTRY AND FORFEITURE    33
31JOINT AND SEVERAL LIABILITY    33
32ENTIRE AGREEMENT    34
33NOTICES, CONSENTS AND APPROVALS    34
34GOVERNING LAW    35

35JURISDICTION    35
36EXCLUSION OF SECTIONS 24-28 OF THE LTA 1954    35
37CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999    36
38AGREEMENT ON ENVIRONMENTAL LIABILITIES    36
39TENANT'S BREAK RIGHT    37
40LANDLORD'S BREAK RIGHT    38

THIS LEASE is dated 22 December 2017
PARTIES

1
MERRIFIELD CENTRE LTD incorporated and registered in England and Wales with company number 11118349 whose registered office is at The Merrifield Centre, Rosemary Lane, Cambridge, United Kingdom, CB1 3LQ (the "Landlord"); and

2	DISCUVA LIMITED incorporated and registered in England and Wales with company number 06169490 whose registered office is at The Merrifield Centre, Rosemary Lane, Cambridge, CB1 3LQ (the "Tenant").
AGREED TERMS

1	INTERPRETATION
The following definitions and rules of interpretation apply in this lease.

1.1	Definitions:

1.1.1	"Act of Insolvency" means

1.1.1.1	the taking of any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of the Tenant or any guarantor;

1.1.1.2	the making of an application for an administration order or the making of an administration order in relation to the Tenant or any guarantor;

1.1.1.3
the giving of any notice of intention to appoint an administrator, or the filing at court of the prescribed documents in connection with the appointment of an administrator, or the appointment of an administrator, in any case in relation to the Tenant or any guarantor;

1.1.1.4	the appointment of a receiver or manager or an administrative receiver in relation to any property or income of the Tenant or any guarantor;

1.1.1.5
the commencement of a voluntary winding-up in respect of the Tenant or any guarantor, except a winding-up for the purpose of amalgamation or reconstruction of a solvent company in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies;

1.1.1.6	the making of a petition for a winding-up order or a winding-up order in respect of the Tenant or any guarantor;

1.1.1.7	the striking-off of the Tenant or any guarantor from the Register of Companies or the making of an application for the Tenant or any guarantor to be struck-off;

1.1.1.8	the Tenant or any guarantor otherwise ceasing to exist (but excluding where the Tenant or any guarantor dies);

1.1.1.9	the making of an application for a bankruptcy order, the presentation of a petition for a bankruptcy order or the making of a bankruptcy order against the Tenant or any guarantor; or

1.1.1.10	the levying of any execution or other such process on or against, or taking control or possession of, the whole or any part of the Tenant's assets.
The paragraphs above shall apply in relation to a partnership or limited partnership (as defined in the Partnership Act 1890 and the Limited Partnerships Act 1907 respectively) subject to the modifications referred to in the Insolvent Partnerships Order 1994 (SI 1994/2421) (as amended), and a limited liability partnership (as defined in the Limited Liability Partnerships Act 2000) subject to the modifications referred to in the Limited Liability Partnerships Regulations 2001 (SI 2001/1090) (as amended).
Act of Insolvency includes any analogous proceedings or events that may be taken pursuant to the legislation of another jurisdiction in relation to a tenant or guarantor incorporated or domiciled in such relevant jurisdiction.

1.1.2	"Annual Rent" means a rate of £204,012.50 per annum (exclusive of VAT) as revised pursuant to Schedule 1.

1.1.3	"Building" means The Merrifield Centre, Rosemary Lane, Cambridge CB1 3LQ shown edged blue on Plan 2 registered under title number CB192579

1.1.4	"Car Park" means the car park tinted blue on Plan 3.

1.1.5	"CDM Regulations" means the Construction (Design and Management) Regulations 2015 (SI 2015/51).

1.1.6
"Common Parts" means all Service Media used or capable of being used in common with other parts of the Building and those parts of the Building used in common with others necessary for access, use and enjoyment of the Property including but not limited to the server room, the plant room, the internal storage room, reception, meeting rooms and the board room as identified on Plan 1 together with the Car Park.

1.1.7
Contaminated Land Regime:  the contaminated land regime under Part 2A of the Environmental Protection Act 1990 as amended from time to time) and any statutory instrument, circular or guidance issued under it.

1.1.8	"Contractual Term" means a term of four years beginning on, and including the date of this lease and ending on, and including 21 December, 2021.

1.1.9	"Default Interest Rate" means 4 % per annum above the Interest Rate.

1.1.10
"Energy Assessor" means an individual who is a member of an accreditation scheme approved by the Secretary of State in accordance with regulation 22 of the Energy Performance of Buildings (England and Wales) Regulations 2012 (SI 2012/3118) or regulation 30 of the Building Regulations 2010 (SI 2010/2214).

1.1.11	"Energy Performance Certificate" means a certificate as defined in regulation 2(1) of the Energy Performance of Buildings (England and Wales) Regulations 2012 (SI 2012/3118).

1.1.12	Enforcing Authority: the relevant regulator for the Property under the Contaminated Land Regime.

1.1.13
Environment:  the natural and man-made environment including all or any of the following media, namely air, water and land (including air within buildings and other natural or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

1.1.14
Environmental Law:  all applicable laws, statutes, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, and legally binding codes of practice and guidance notes (as amended from time to time) in so far as they relate to the protection of the Environment.

1.1.15	Estimated Service Charge: means the estimated service charge referred to in clause 7.6.

1.1.16	Hazardous Substances: any material, substance or organism which, alone or in combination with others, is capable of causing harm to the Environment or which is likely to cause an actionable nuisance.

1.1.17	"Insurance Rent" means the aggregate in each year of:

1.1.17.1
the Tenant's Proportion of the gross cost of the premium before any discount for the insurance of the Building (but giving credit to the Tenant for any commission payable for the insurance of the Building), for its full reinstatement cost (taking inflation of building costs into account) against loss or damage by or in consequence of the Insured Risks, including costs of demolition, site clearance, site protection and shoring-up, professionals’ and statutory fees and incidental expenses, the cost of any work which may be required under any law and VAT in respect of all those costs, fees and expenses, and public liability insurance in relation to the Common Parts;

1.1.17.2
the gross cost of the premium before any discount (but giving credit to the Tenant for any commission payable for the insurance of the Building) for insurance for loss of Annual Rent from the Property for not less than 3 years; and

1.1.17.3	any insurance premium tax payable on the above.

1.1.18
"Insured Risks" means fire, explosion, lightning, earthquake, storm, flood, bursting and overflowing of water tanks, apparatus or pipes, impact by aircraft and articles dropped from them, impact by vehicles, subsidence, ground slip, heave, riot, civil commotion and any other risks against which the Landlord decides to insure against from time to time and Insured Risk: means any one of the Insured Risks.

1.1.19	"Interest Rate" means the base rate from time to time of Barclays Bank, or if that base rate stops being used or published then a comparable commercial rate reasonably determined by the Landlord.

1.1.20	"Lettable Unit" means a part of the Building other than the Property that is let or capable of being let and occupied on terms similar to those of this lease.

1.1.21	"LTA 1954" means Landlord and Tenant Act 1954.

1.1.22	"Permitted Use" means offices and laboratory within Use Classes B1, B2 or D1 of the Town and Country Planning (Use Classes) Order 1987 as at the date this lease is granted.

1.1.23	"Plan 1" means the plan attached to this lease marked "Plan 1".

1.1.24	"Plan 2" means the plan attached to this lease marked "Plan 2".

1.1.25	"Plan 3" means the plan attached to this lease marked "Plan 3".

1.1.26	"Property" means the part of the of the Building (the floor plan of which is shown edged red on Plan 1) bounded by and including:

1.1.26.1	the floor screed;

1.1.26.2	the ceiling plasterboard;

1.1.26.3	the interior plasterwork and finishes of exterior walls and columns;

1.1.26.4	the plasterwork and finishes of the interior structural walls and columns that adjoin another Lettable Unit or the Common Parts;

1.1.26.5	the doors and windows within the interior, structural walls and columns that adjoin another Lettable Unit or the Common Parts and their frames and fittings;

1.1.26.6	one half of the thickness of the interior, non-structural walls and columns that adjoin another Lettable Unit or the Common Parts;

1.1.26.7	the doors and windows within the interior, non-structural walls and columns that adjoin the Common Parts and their frames and fittings; and

1.1.26.8	the Landlord’s fixtures and fittings including but not limited to the laboratory benches, the laboratory shelving and cupboards;

1.1.26.9	all Service Media exclusively serving the Property within the Building;
but excluding:

1.1.26.10	the windows in the exterior walls and their frames and fittings;

1.1.26.11
the whole of the interior load-bearing walls and columns within that part of the Building other than their plasterwork and other than the doors and windows and their frames and fittings within such walls; and

1.1.26.12	all Service Media within the Building but which do not exclusively serve the Property.

1.1.27	"Recommendation Report" means a report as defined in regulation 4 of the Energy Performance of Buildings (England and Wales) Regulations 2012 (SI 2012/3118).

1.1.28	"Rent Commencement Date" means 22 December, 2017.

1.1.29	"Rent Payment Dates" means 25 March, 24 June, 29 September and 25 December.

1.1.30	"Reservations" means all of the rights excepted, reserved and granted to the Landlord by this lease.

1.1.31
“Schedule of Condition: means the Schedule of Condition annexed hereto at the date of this lease and following completion of the Works the revised schedule of condition referred to in Schedule 1 which will be prepared and signed by or on behalf of both parties hereto and referable to this Lease.

1.1.32	"Service Charge" means the Tenant’s Proportion of the Service Costs.

1.1.33
"Service Charge Year" means the annual accounting period relating to the Services and the Service Costs beginning on the date hereof and each subsequent year during the term or as notified to the Tenant by the Landlord in writing.

1.1.34	"Service Costs" means the costs listed in clause 7.2.

1.1.35
"Service Media" means all media for the supply or removal of heat, electricity, gas, water, sewage, air-conditioning, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media.

1.1.36	"Services" means the services listed in clause 7.1.

1.1.37	“SPA” means the Share Purchase Agreement dated 22 December, 2017 and made between D Williams and Other (1) and Marmalada PLC (2)

1.1.38	"Tenant’s Proportion" means a fair and proper proportion determined by the Landlord acting reasonably.

1.1.39	"Third Party Rights" means all rights, covenants and restrictions affecting the Building including the matters referred to at the date of this lease in the property register of title number CB192579.

1.1.1
"Uninsured Risk" means any risk which is not an Insured Risk or any risk(s) which the Landlord is unable to insure against because such insurance is not readily available in the insurance market or the cost of obtaining cover against such risk(s) is unreasonably high or the terms of such insurance cover are subject to unreasonable conditions or the risk(s) for which cover is sought is excluded under the terms of the insurance policy.

1.1.40	"VAT" means value added tax chargeable under the VATA 1994 and any similar replacement tax and any similar additional tax.

1.1.41	"VATA 1994" means Value Added Tax Act 1994.

1.1.42	"Works" means the Landlord’s Works as described in Schedule 1.

1.2
A reference to this "lease", except a reference to the date of this lease or to the grant of this lease, is a reference to this deed and any deed, licence, consent, approval or other instrument supplemental to it.

1.3
A reference to the "Landlord" includes a reference to the person entitled to the immediate reversion to this lease. A reference to the "Tenant" includes a reference to its successors in title and assigns. A reference to a "guarantor" is a reference to any guarantor of the tenant covenants of this lease including a guarantor who has entered into an authorised guarantee agreement.

1.4	In relation to any payment, a reference to a "fair proportion" is to a fair proportion of the total amount payable, determined by the Landlord acting reasonably.

1.5	The expressions "landlord covenant" and "tenant covenant" each has the meaning given to it by the Landlord and Tenant (Covenants) Act 1995.

1.6	Unless the context otherwise requires, references to the "Building", the "Common Parts", a "Lettable Unit" and the "Property" are to the whole and any part of them or it.

1.7	The expression "neighbouring property" does not include the Building.

1.8	A reference to the "term" is to the Contractual Term.

1.9	A reference to the "end of the term" is to the end of the term however it ends.

1.10
References to the "consent" of the Landlord are to the consent of the Landlord given in accordance with clause 33.5 and references to the "approval" of the Landlord are to the approval of the Landlord given in accordance with clause 33.6.

1.11	A "working day" is any day which is not a Saturday, a Sunday, a bank holiday or a public holiday in England.

1.12
A reference to laws in general is a reference to all local, national and directly applicable supra-national laws as amended, extended or re-enacted from time to time and shall include all subordinate laws made from time to time under them and all orders, notices, codes of practice and guidance made under them.

1.13
Unless otherwise specified, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision and all orders, notices, codes of practice and guidance made under it.

1.14	Any obligation on the Tenant not to do something includes an obligation not to allow that thing to be done and an obligation to use best endeavours to prevent that thing being done by another person.

1.15
Unless the context otherwise requires, any words following the terms "including", "include", in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.16	A "person" includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.17	A reference to writing or written does not include fax or email

1.18	Unless the context otherwise requires, references to clauses and Schedules are to the clauses and Schedules of this lease and references to paragraphs are to paragraphs of the relevant Schedule.

1.19	Clause, Schedule and paragraph headings shall not affect the interpretation of this lease.

1.20	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.21	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

2	GRANT

2.1	The Landlord lets with full title guarantee the Property to the Tenant for the Contractual Term.

2.2	The grant is made together with the ancillary rights set out in clause 3, excepting and reserving to the Landlord the rights set out in clause 4, and subject to the Third Party Rights.

2.3	The grant is made with the Tenant paying the following as rent to the Landlord:

2.3.1	the Annual Rent and all VAT in respect of it;

2.3.2	the Estimated Service Charge and all VAT in respect of it;

2.3.3	the Insurance Rent;

2.3.4	all interest payable under this lease; and

2.3.5	all other sums due under this lease (but not any Service Charge in excess of the Estimated Service Charge).

3	ANCILLARY RIGHTS

3.1	The Landlord grants the Tenant the following rights (the "Rights"):

3.1.1	the right to support and protection from the Building ;

3.1.2
the right of free passage of water soil gas electricity telecommunication data and other services through drains sewers channels and other conducting media serving the Property which pass through over or under any other part of the Building or the

Common Parts together with the right to enter other parts of the Building or Common Parts for the purposes of inspecting, maintaining making connections or carrying out repairs to and replacement of any conducting media serving the Property;

3.1.3
the right of way on foot only for the purposes of access to and egress from the Property the board room and the meeting rooms( referred to in clause 3.1.8 )and the lavatories (referred to in clause 3.1.7) for the benefit of the Tenant and those authorised by the Tenant in common with the Landlord other persons having a like right all other persons authorised by the Landlord and other tenants of the Building over and along the Common Parts affording access or leading to or from the streets abutting the Building;

3.1.4
the right to park private cars or motorbikes belonging to the Tenant, its employees and visitors within the Car Park on a first come first served basis or any other additional area as the Landlord shall from time to time nominate and notify to the Tenant;

3.1.5
the right to use the area designated by the Landlord ( acting reasonably) as notified to the Tenant for keeping bicycles belonging to the Tenant, its employees and visitors on a first come first served basis or any other additional area as the Landlord shall from time to time nominate and notify to the Tenant;

3.1.6	the right to dispose of rubbish in such rubbish disposal area within the Building as may from time to time be designated (acting reasonably) by the Landlord;

3.1.7	the right to use the lavatories and washrooms in the Common Parts;

3.1.8
subject to availability, the right to use the board room and meeting rooms in the Common Parts it being hereby acknowledged that the Landlord and the Tenant shall co-operate with each other to try to ensure that each has a fair and reasonable share of the use of the board room and the meeting rooms;

3.1.9
the right to use and to connect into any Service Media at the Building that belong to the Landlord and serve (but do not form part of) the Property which are in existence at the date of this lease or are installed or constructed during the Contractual Term;

3.1.10	the right to attach any item to the Common Parts adjoining the Property so far as is reasonably necessary to carry out any works to the Property required or permitted by this lease;

3.1.11
the right to display the name and logo of the Tenant on a sign or noticeboard provided by the Landlord in the Building and on the Common Parts at the entrance to the Property, in each case in a form and manner approved by the Landlord such approval not to be unreasonably withheld or delayed; and

3.1.12	the right to enter the Common Parts or any other Lettable Unit so far as is reasonably necessary to carry out any works to the Property required or permitted by this lease.

3.2	The Rights are granted in common with the Landlord and any other person authorised by the Landlord.

3.3	The Rights are granted subject to the Third Party Rights insofar as the Third Party Rights affect the Common Parts and the Tenant shall not do anything that may interfere with any Third Party Right.

3.4
The Tenant shall exercise the Rights (other than the Right mentioned in clause 3.1.1) only in connection with its use of the Property for the Permitted Use and in accordance with any regulations made by the Landlord as mentioned in clause 23.1.

3.5	The Tenant shall comply with all laws relating to its use of the Common Parts pursuant to the Rights.

3.6
In relation to the Rights mentioned in clause 3.1.2 to clause 3.1.7 , the Landlord may, at its discretion, change the route of any means of access to or egress over the Common Parts to and from the Property and may change the area within the Common Parts over which any of those Rights are exercised provided that in both cases the Landlord (a) acts reasonably in so doing and (b) provides alternative means of access and egress and an area for the exercise of the Rights no less commodious than those enjoyed at the date hereof.

3.7
In relation to the Rights mentioned in clause 3.1.4 and clause 3.1.6 the Landlord may from time to time designate (acting reasonably in so doing) within the Common Parts the spaces or bins (as the case may be) in respect of which the Tenant may exercise that Right.

3.8
In relation to the Rights mentioned in clause 3.1.9, the Landlord may, at its discretion (acting reasonably), re-route or replace over the Common Parts any such Service Media and that Right shall then apply in relation to the Service Media as re-routed or replaced.

3.9
In relation to the Right mentioned in clause 3.1.10, where the Tenant requires the consent of the Landlord to carry out the works to the Property, the Tenant may only exercise that Right when that consent has been granted and in accordance with the terms of that consent.

3.10	In exercising the rights of entry and/or the carrying out of any works pursuant to those rights mentioned in clauses 3.1.2 and 3.1.12, the Tenant shall:

3.10.1	except in case of emergency (when no notice need be given), give reasonable written notice to the Landlord and any occupiers of the relevant Lettable Unit(s) of its intention to exercise that Right;

3.10.2
where reasonably required by the Landlord or the occupier of the relevant Lettable Unit(s), exercise that Right only if accompanied by a representative of the Landlord and/or the tenant and/or the occupier of the relevant Lettable Unit(s);

3.10.3
cause as little interference and/or damage as reasonably practicable to the Common Parts and the other Lettable Units and to any property belonging to or used by the Landlord or the tenants or occupiers of the other Lettable Units;

3.10.4	cause as little inconvenience as reasonably practicable to the Landlord and the tenants and occupiers of the other Lettable Units as is reasonably practicable; and

3.10.5	promptly make good at its own cost (to the proper satisfaction of the Landlord) any damage whatsoever caused by reason of the Tenant exercising that Right.

3.11
Except as mentioned in this clause 3, neither the grant of this lease nor anything in it confers any right over the Common Parts or any Lettable Unit or any neighbouring property nor is to be taken to show that the Tenant may have any right over the Common Parts or any Lettable Unit or any neighbouring property, and section 62 of the Law of Property Act 1925 does not apply to this lease.

4	RIGHTS EXCEPTED AND RESERVED

4.1	The following rights are excepted and reserved from this lease to the Landlord and those reasonably and properly authorised by the Landlord for the benefit of the Building:

4.1.1	rights of light, air, support and protection to the extent those rights are capable of being enjoyed at any time during the Contractual Term;

4.1.2	the right of free passage and running of water and soil in and through the sewers drains and channels made or to be made upon through or under the Property and to the free and uninterrupted use of all gas electric telephone and pipes wires and cables upon through or under the Property;

4.1.3
the right to use, lay new and connect into Service Media at, but not forming part of, the Property which are in existence at the date of this lease or which are installed or constructed during the Contractual Term the right to install and construct Service Media at the Property to serve any part of the Building (whether or not such Service Media also serve the Property); and the right to re-route any Service Media mentioned in this clause;

4.1.4	the right of access to or egress over the Property to the Common Parts for all purposes;

4.1.5	the right to erect scaffolding at the Property or the Building and attach it to any part of the Property or the Building in connection with any of the Reservations;

4.1.6	the right to attach any structure, fixture or fitting to the boundary of the Property in connection with any of the Reservations;

4.1.7	the right to re-route any means of access to or egress from the Property or the Building and to change the areas over which the Rights mentioned in clause 3.1.1 to clause 3.1.7 are exercised;

4.1.8	the right to re-route and replace any Service Media over which the Rights mentioned in clause 3.1.9 are exercised; and

4.1.9
the right to build or rebuild or alter any adjacent or neighbouring land or buildings in any manner whatsoever and to let the same for any purpose or otherwise deal therewith provided that the light and air to the Property are not in any such case thereby diminished and that no other liberty easement right or advantage belonging to the Tenant is thereby diminished or prejudicially affected.

4.2	The Landlord reserves the right to enter the Property:

4.2.1	to repair, maintain, install, construct, re-route or replace any Service Media or structure relating to any of the Reservations;

4.2.2	to carry out any works to any other Lettable Unit; and

4.2.3	for any other purpose mentioned in or connected with:

4.2.3.1	this lease;

4.2.3.2	the Reservations; and

4.2.3.3	the Landlord’s interest in the Property or the Building.

4.3	The Reservations may be exercised by the Landlord and by anyone else who is or becomes entitled to exercise them, and by anyone properly and reasonably authorised by the Landlord.

4.4
The Tenant shall allow all those entitled to exercise any right to enter the Property, to do so with their workers, contractors, agents and professional advisors, and to enter the Property at any reasonable time (whether or not during usual business hours) and, except in the case of an emergency, after having given reasonable notice in writing to the Tenant.

4.5
PROVIDED THAT the Landlord shall cause as little interference as is reasonably practicable to the Tenant’s beneficial use and enjoyment of the Property in the exercise of the rights referred to in this clause 4 and shall make good promptly at its own cost and to the Tenant’s proper satisfaction expressed in writing any damage caused by or because of the exercise of such rights to the Property and/or to the Tenant’s fixtures and fittings and/or to the Tenant’s chattels

4.6

5	THIRD PARTY RIGHTS

5.1
The Tenant shall comply with all obligations on the Landlord relating to the Third Party Rights insofar as those obligations relate to the Property and shall not do anything (even if otherwise permitted by this lease) that may interfere with any Third Party Right.

5.2	The Tenant shall allow the Landlord and any other person authorised by the terms of the Third Party Right to enter the Property in accordance with its terms.

6	THE ANNUAL RENT

6.1
The Tenant shall pay the Annual Rent and any VAT in respect of it by four equal instalments in advance on or before the Rent Payment Dates. The payments shall be made by banker’s standing order or by any other method (but not by direct debit) that the Landlord requires at any time by giving notice to the Tenant.

6.2	The first instalment of the Annual Rent and any VAT in respect of it shall be made on the date of this lease and shall be the proportion, calculated on a daily basis,

in respect of the period beginning on the date of this lease and ending on the day before the next Rent Payment Date.

7	SERVICES AND SERVICE CHARGE

7.1	The "Services" are:

7.1.1
cleaning, maintaining, decorating and repairing the Common Parts, including the structural parts of the Building and all Service Media forming part of the Common Parts provided that, in respect of cleaning windows, the Landlord's obligation is limited to cleaning the outside of the windows of the Building;

7.1.2	lighting the Common Parts and cleaning, maintaining, repairing and replacing lighting machinery and equipment on the Common Parts;

7.1.3	cleaning, maintaining, repairing and replacing refuse bins on the Common Parts;

7.1.4	cleaning, maintaining, repairing and replacing signage for the Common Parts;

7.1.5	cleaning, maintaining, repairing, operating and replacing security machinery and equipment (including closed circuit television) on the Common Parts;

7.1.6	cleaning, maintaining, repairing, operating and replacing fire prevention, detection and fighting machinery and equipment and fire alarms on the Common Parts;

7.1.7	cleaning, maintaining, repairing and replacing a signboard showing the names and logos of the tenants and other occupiers in the entrance hall of the Building if any;

7.1.8	maintaining the landscaped and grassed areas of the Common Parts;

7.1.9	cleaning, maintaining, repairing and replacing the floor coverings on the internal areas of the Common Parts;

7.1.10	cleaning, maintaining, repairing and replacing the furniture and fittings on the Common Parts;

7.1.11
cleaning, maintaining, repairing and replacing the furniture, fittings and equipment in the lavatories on the Common Parts and providing hot and cold water, soap, paper, towels and other supplies for them;

7.1.12	heating the internal areas of the Building and cleaning, maintaining, repairing and replacing heating machinery and equipment serving the Building;

7.1.13	providing air-conditioning for the internal areas of the Common Parts and/or the Building and cleaning, maintaining, repairing and replacing air-conditioning equipment serving the Common Parts;

7.1.14	providing reception and cleaning staff for the Building and such reception staff shall co-ordinate the use of the boardroom and meetings rooms; and

7.1.15	any other service or amenity that the Landlord may in its absolute discretion provide for the benefit of the tenants and occupiers of the Building.

7.2	The "Service Costs" are the total of:

7.2.1	the whole of the proper costs properly incurred of:

7.2.1.1	providing the Services;

7.2.1.2	the supply and removal of electricity, gas, water, sewage and other utilities to and from the Building;

7.2.1.3	complying with the reasonable recommendations and the requirements of the insurers of the Building (insofar as those recommendations and requirements relate to the Common Parts);

7.2.1.4
complying with all laws relating to the Common Parts, their use and any works carried out at them, and relating to the use of all Service Media, machinery and equipment at or serving the Common Parts and to any materials kept at or disposed of from the Common Parts;

7.2.1.5	complying with the Third Party Rights insofar as they relate to the Common Parts; and

7.2.1.6
taking any steps (including proceedings) that the Landlord (acting reasonably) considers necessary to prevent or remove any encroachment over the Common Parts or to prevent the acquisition of any right over the Common Parts (or the Building as a whole) or to remove any obstruction to the flow of light or air to the Common Parts (or the Building as a whole);

7.2.2	the proper costs, fees and disbursements (on a full indemnity basis) of:

7.2.2.1	managing agents employed by the Landlord for the carrying out and provision of the Services or, where managing agents are not employed, a management fee for the same; and

7.2.2.2	accountants employed by the Landlord to prepare and audit the service charge accounts;

7.2.3
(insofar as they relate to the Building only) the costs of the salaries and employer costs (including pension, welfare and insurance contributions) of reception and cleaning staff for the Building and of all equipment and supplies needed for the proper performance of their duties;

7.2.4
all rates, taxes, impositions and outgoings payable in respect of the Common Parts, their use and any works carried out on them (other than any taxes payable by the Landlord in connection with any ownership or holding on trust of or dealing with or disposition of its reversionary interest in the Building); and

7.2.5	any VAT payable by the Landlord in respect of any of the items mentioned above except to the extent that the Landlord obtains credit for such VAT under the VATA 1994.

7.3
Subject to the Tenant paying the Service Charge, the Landlord shall use reasonable endeavours (where it is not the responsibility of the Tenant under this lease or save where any Service Media forms part of the Property):

7.3.1	to clean, maintain, decorate and repair the Common Parts, including the structural parts of the Building and all Service Media forming part of the Common Parts ;

7.3.2	to repair the Common Parts;

7.3.3	to provide heating and air-conditioning to the internal areas of the Common Parts and the Property during such periods of the year as the Landlord reasonably considers appropriate;

7.3.4	to provide electricity, gas and water to the Property;

7.3.5	to keep the internal areas of the Common Parts clean, and to clean the outside of the windows of the Building as often as the Landlord reasonably considers appropriate;

7.3.6	to keep the internal areas of the Common Parts reasonably well lit and in any event no worse lit than they are at the date of this Lease;

7.3.7	to supply hot and cold water, soap, paper, towels and other supplies for the lavatories in the Common Parts;

7.3.8	to clean, maintain, repair, operate and replace fire prevention, detection and fighting machinery and equipment and fire alarms on the Common Parts;

7.3.9	to heat the internal areas of the Building and clean, maintain, repair and replace heating machinery and equipment serving the Building; and

7.3.10	to provide air-conditioning for the internal areas of the Common Parts and clean, maintain, repair and replace air-conditioning equipment serving the Common Parts.

7.4
The Landlord may, but shall not be obliged to, provide any of the other Services. The Landlord shall not be obliged to carry out any works where the need for those works has arisen by reason of any damage or destruction by a risk against which the Landlord is not obliged to insure.

7.5	The Landlord shall not be liable for:

7.5.1
any interruption in, or disruption to, the provision of any of the Services for any reason that is outside the reasonable control of the Landlord provided that the Landlord has taken reasonably practicable steps to stop, limit or prevent any such interruption of disruption PROVIDED THAT this will not apply in relation to the failure of any utility providers; or

7.5.2
any injury, loss or damage suffered by the Tenant as a result of any absence or insufficiency of any of the Services or of any breakdown or defect in any Service Media, except where due to the negligence of the Landlord.

7.6	Before or as soon as practicable after the start of each Service Charge Year, the Landlord shall prepare and send the Tenant an estimate of the Service Costs for that Service Charge Year and a statement of the estimated Service Charge for that Service Charge Year.

7.7	The Tenant shall pay the estimated Service Charge for each Service Charge Year in four equal instalments on each of the Rent Payment Dates.

7.8
In relation to the Service Charge Year current at the date of this lease, the Tenant’s obligations to pay the estimated Service Charge and the actual Service Charge shall be limited to an apportioned part of those amounts, such apportioned part to be calculated on a daily basis for the period from and including the date of this lease to the end of the Service Charge Year. The estimated Service Charge for which the Tenant is liable shall be paid in equal instalments on the remaining Rent Payment Dates during the period from and including the date of this lease until the end of the Service Charge Year.

7.9
As soon as reasonably practicable after the end of each Service Charge Year, the Landlord shall prepare and send to the Tenant a certificate (prepared by an independent and properly qualified person) showing the Service Costs and the Service Charge for that Service Charge Year .For the period of one month from the date of receipt of the said certificate by the Tenant the Tenant shall be entitled to inspect ( at a location convenient to the Tenant ) all invoices receipts vouchers and any other relevant paperwork used to compile the Service Charge and to take copies thereof.

7.10
If any cost which should have been included in the calculation of the Service Charge in any Service Charge Year is omitted from it, the Landlord shall be entitled to include it in the estimate and certificate of the Service Charge in any following Service Charge Year. Otherwise, and except in the case of manifest or proven error, the Service Charge certificate shall be conclusive as to all matters of fact to which it refers.

7.11
If, in respect of any Service Charge Year, the Landlord’s estimate of the Service Charge is less than the Service Charge, the Tenant shall pay the difference on written demand. If, in respect of any Service Charge Year, the Landlord’s estimate of the Service Charge is more than the Service Charge, the Landlord shall credit the difference against the Tenant’s next instalment of the estimated Service Charge (and where the difference exceeds the next instalment then the balance of the difference shall be credited against each succeeding instalment until it is fully credited) or in the case of the last year of the Contractual Term the Landlord shall return promptly any outstanding balance to the Tenant.

8	INSURANCE

8.1
Subject to clause 8.2, the Landlord shall keep the Building insured against loss or damage by the Insured Risks for the sum which the Landlord considers to be its full reinstatement cost (taking inflation of building costs into account). The Landlord shall not be obliged to insure any part of the Property installed by the Tenant.

8.2	The Landlord’s obligation to insure is subject to:

8.2.1	any exclusions, limitations, excesses and conditions that may be imposed by the insurers; and

8.2.2	insurance being available in the London insurance market on reasonable terms acceptable to the Landlord.

8.3	The Tenant shall pay to the Landlord on written demand:

8.3.1	the Insurance Rent;

8.3.2	any amount that is deducted or disallowed by the insurers pursuant to any excess provision in the insurance policy; and

8.3.3	the Tenant’s Proportion of any costs that the Landlord incurs in obtaining a valuation of the Building for insurance purposes.

8.4	The Tenant shall:

8.4.1
promptly inform the Landlord if any matter occurs in relation to the Tenant or the Property that any insurer or underwriter may treat as material in deciding whether or on what terms to insure or to continue to insure the Building;

8.4.2
not do or omit anything as a result of which any policy of insurance of the Building (of the terms of which the Tenant has notice) may become void or voidable or otherwise prejudiced, or the payment of any policy money may be withheld, nor (unless the Tenant has previously notified the Landlord and has paid any increased or additional premium) anything as a result of which any increased or additional insurance premium may become payable;

8.4.3	comply at all times with the requirements and reasonable recommendations of the insurers relating to the Property and the use by the Tenant of the Common Parts;

8.4.4	promptly give the Landlord notice of the occurrence of any damage or loss relating to the Property arising from an Insured Risk;

8.4.5
not effect any insurance of the Property, but if it becomes entitled to the benefit of any insurance proceeds in respect of the Property pay those proceeds or cause them to be paid to the Landlord; and

8.4.6
pay the Landlord an amount equal to any insurance money that the insurers of the Building refuse to pay (in relation to the Building) by reason of any act or omission of the Tenant or any undertenant, their workers, contractors or agents or any person at the Property or the Common Parts with the actual or implied authority of any of them.

8.5
The Landlord shall, subject to obtaining all necessary planning and other consents, use all insurance money received (other than for loss of rent) in connection with any damage to the Building to repair the damage for which the money has been received or (as the case may be) in rebuilding the Building. The Landlord shall not be obliged to:

8.5.1
provide accommodation or facilities identical in layout or design so long as accommodation reasonably equivalent to that previously at the Property and its access, services and amenities is provided; or

8.5.2	repair or rebuild if the Tenant has failed to pay any of the Insurance Rent; or

8.5.3	repair or rebuild the Building after a notice has been served pursuant to clause 8.7 or clause 8.8.

8.6
If the Property is damaged or destroyed by an Insured Risk or Uninsured Risk so as to be unfit for occupation and use or if the Common Parts are damaged or destroyed by an Insured Risk or Uninsured Risk so as to make the Property inaccessible or unusable then, unless and to the extent the policy of insurance in relation to the Property or the Common Parts has been vitiated in whole or in part in consequence of any act or omission of the Tenant, any undertenant or their respective workers, contractors or agents or any other person on the Property or the Common Parts with the actual or implied authority of any of them, payment of the Annual Rent, or a fair proportion of it according to the nature and extent of the damage, shall be suspended until the Property has been reinstated and made fit for occupation and use or the Common Parts have been reinstated so as to make the Property accessible or useable (as the case may be), or until the end of three years from the date of damage or destruction, if sooner.

8.7
If, following damage to or destruction of the Building, the Landlord considers that it is impossible or impractical to reinstate the Building or the Property has not been reinstated so as to be fit for occupation or the Common Parts have not been reinstated to make the Property accessible or useable within one year after the date of damage or destruction, the Landlord may terminate this lease by giving notice to the Tenant. On giving notice this lease shall determine but this shall be without prejudice to any right or remedy of the Landlord or the Tenant in respect of any breach of the tenant covenants of this lease. Any proceeds of the insurance shall belong to the Landlord.

8.8
Provided that the Tenant has complied with its obligations in this clause, the Tenant may terminate this lease by giving notice to the Landlord if, following damage or destruction of the Property or the Common Parts by an Insured Risk, the Property has not been reinstated so as to be fit for occupation and use or the Common Parts have not been reinstated so as to make the Property accessible or useable within one year after the date of damage or destruction. On giving this notice this lease shall determine but this shall be without prejudice to any right or remedy of the Landlord or the Tenant in respect of any breach of the covenants of this lease. Any proceeds of the insurance shall belong to the Landlord.

9	RATES AND TAXES

9.1	The Tenant shall pay all present and future rates, taxes and other impositions and outgoings payable in respect of the Property, its use and any works carried out there, except:

9.1.1	any taxes payable by the Landlord in connection with ownership or holding on trust of or any dealing with or disposition of the reversion to this lease; or

9.1.2	any taxes (other than VAT and insurance premium tax) payable by the Landlord by reason of the receipt of any of the rents due under this lease.

9.2
If any such rates, taxes or other impositions and outgoings are payable in respect of the Property together with other land (including any other part of the Building) the Tenant shall pay a fair proportion of the total.

9.3	The Tenant shall not make any proposal to alter the rateable value of the Property or that value as it appears on any draft rating list, without the approval of the Landlord.

9.4
If, after the end of the term, the Landlord loses rating relief (or any similar relief or exemption) because it has been allowed to the Tenant, then the Tenant shall pay the Landlord an amount equal to the relief or exemption that the Landlord has lost.

10	UTILITIES

10.1	The Tenant shall pay all costs in connection with the supply and removal of electricity, gas, water, sewage, telecommunications and data and other services and utilities to or from the Property.

10.2
The Tenant shall comply with all laws and with any reasonable recommendations of the relevant suppliers relating to the use of those services and utilities the supply and removal of electricity, gas, water, sewage, telecommunications, data and other services and utilities to or from the Property.

11	COMMON ITEMS

11.1
From time to time to pay on demand a fair proportion (to be determined by the Landlord acting reasonably) of the expenses payable in respect of repairing renewing cleansing and lighting as appropriate all ( if any) roofs walls fences Service Media drains roads paths pavements car parks and hard standings and other things the use or benefit of which is common to the Building and other premises insofar as such expense is not included in the annual service charge herein reserved

11.2
The Tenant shall comply with all reasonable regulations the Landlord may make and communicate to the Tenant from time to time in connection with the use of any of those Service Media, structures or other items.

12	VAT

12.1
All sums payable by the Tenant are exclusive of any VAT that may be chargeable. On receipt of a valid VAT invoice addressed to the Tenant the Tenant shall pay VAT in respect of all taxable supplies made to it in connection with this lease on the due date for making any payment.

12.2
Every obligation on the Tenant, under or in connection with this lease, to pay the Landlord or any other person any sum by way of a refund or indemnity, shall include an obligation to pay an amount equal to any VAT incurred on that sum by the

Landlord or other person, except to the extent that the Landlord or other person obtains credit for such VAT under the VATA 1994.

13	DEFAULT INTEREST AND INTEREST

13.1
If any Annual Rent has not been paid by the date it is due whether it has been formally demanded or not or if any other money due under the terms of this Lease has not been paid within 15 working days of the Tenant’s receipt of a written demand therefor, the Tenant shall pay the Landlord interest on that amount at the Default Interest Rate (both before and after any judgment). Such interest shall accrue on a daily basis for the period beginning on the due date to and including the date of payment.

13.2
If the Landlord does not demand or accept any Annual Rent or other money due or tendered under this lease because the Landlord reasonably believes that the Tenant is in breach of any of the tenant covenants of this lease, then the Tenant shall, when that amount is accepted by the Landlord, also pay interest at the Interest Rate on that amount for the period beginning on the date the amount (or each part of it) became due until the date it is accepted by the Landlord.

14	COSTS

14.1
The Tenant shall pay the proper costs and expenses of the Landlord including any solicitors’ or other professionals’ costs and expenses (incurred both during and after the end of the term) properly incurred in connection with or in bona fide contemplation of any of the following:

14.1.1	the enforcement of the tenant covenants of this lease;

14.1.2
serving any notice in connection with this lease under section 146 or 147 of the Law of Property Act 1925 or taking any proceedings under either of those sections, notwithstanding that forfeiture is avoided otherwise than by relief granted by the court;

14.1.3	serving any notice in connection with this lease under section 17 of the Landlord and Tenant (Covenants) Act 1995;

14.1.4	the preparation and service of a schedule of dilapidations in connection with this lease; or

14.1.5	any consent or approval applied for under this lease, whether or not it is granted unless such consent or approval has been unreasonably withheld or delayed.

14.2
Where the Tenant is obliged to pay or indemnify the Landlord against any solicitors’ or other professionals’ costs and expenses (whether under this or any other clause of this lease) that obligation extends to those costs and expenses assessed on a full indemnity basis.

15	COMPENSATION ON VACATING
Any right of the Tenant or anyone deriving title under the Tenant to claim compensation from the Landlord on leaving the Property under the LTA 1954 is excluded, except to the extent that the legislation prevents that right being excluded.

16	SET-OFF
The Annual Rent and all other amounts due under this lease shall be paid by the Tenant or any guarantor (as the case may be) in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

17	PROHIBITION OF DEALINGS

17.1
The Tenant shall not assign, underlet, charge ( other than by way of a bona fide charge at arms’ length to a recognised financial institution), part with or share possession of this lease or the Property or hold the lease on trust for any person.

17.1.1
Notwithstanding anything else contained in this Lease if the Tenant for the time being is a company the sharing of the use of the Property or any part thereof with another company within the same group of companies as defined in Section 42(1) of the 1954 Act (“Group Company”) shall be permitted provided that

17.1.1.1	no tenancy licence or other legal estate or interest nor any legally enforceable right of occupation shall thereby be created;

17.1.1.2	no relationship of landlord and tenant is established by the arrangement;

17.1.1.3	such use shall only continue so long as such other company shall remain a member of the same group as the Tenant
PROVIDED FURTHER THAT there shall be no more than two Group Companies ( in addition to the Tenant) occupying the Property at one time and the Tenant shall promptly notify the Landlord in writing of any Group Company sharing occupation of the Property.

18	REPAIRS

18.1
The Tenant shall keep the Property clean and tidy and in good repair and condition and shall ensure that any Service Media within and exclusively serving the Property is kept in good working order PROVIDED THAT (and notwithstanding anything else contained in this Lease) the Tenant shall not be obliged to keep the Property in a better state of repair and condition than as evidenced by the Schedule of Condition.

18.2	The Tenant shall not be liable to repair the Property to the extent that any disrepair has been caused by an Insured Risk, unless and to the extent that:

18.2.1
the policy of insurance of the Property has been vitiated or any insurance proceeds withheld in consequence of any act or omission of the Tenant, any undertenant or their respective workers, contractors or agents or any person on the Property with the actual or implied authority of any of them; or

18.2.2	the insurance cover in relation to that disrepair is excluded, limited, is unavailable or has not been extended, as mentioned in clause 8.2.

19	DECORATION

19.1	The Tenant shall decorate the Property as often as is reasonably necessary and in the last three months before the end of the term.

19.2
All decoration shall be carried out in a good and proper manner using good quality materials that are appropriate to the Property and the Permitted Use and shall include all appropriate preparatory work.

19.3
All decoration carried out in the last three months of the term shall also be carried out to the reasonable satisfaction of the Landlord and using materials, designs and colours approved by the Landlord such approval not to be reasonably withheld.

19.4
The Tenant shall replace the floor coverings ( by which is meant carpet or carpet tiles wherever they are present) at the Property within three months before the end of the term with new ones of good quality and appropriate to the Property and the Permitted Use.

20	ALTERATIONS AND SIGNS

20.1	The Tenant shall not make any structural alterations to the Property.

20.2	The Tenant shall not make any internal alterations to the Property without the consent of the Landlord, such consent not to be unreasonably withheld.

20.3	The Tenant shall not install nor alter the route of any Service Media at the Property without the consent of the Landlord, such consent not to be unreasonably withheld.

20.4	The Tenant shall not attach any sign, fascia, placard, board, poster or advertisement to the Property so as to be seen from the outside of the Building.

20.5
The Tenant shall not carry out any alteration to the Property which would, or may reasonably be expected to, have an adverse effect on the asset rating in any Energy Performance Certificate commissioned in respect of the Property.

21	RETURNING THE PROPERTY TO THE LANDLORD

21.1	At the end of the term the Tenant shall return the Property to the Landlord in the repair and condition required by this lease.

21.2
No later than three months before the end of the term, the Tenant shall remove items it has fixed to the Property, remove any alterations it has made to the Property and make good any damage caused to the Property by that removal.

21.3	At the end of the term, the Tenant shall remove from the Property all chattels belonging to or used by it.

21.4
The Tenant irrevocably appoints the Landlord to be the Tenant’s agent to store or dispose of any chattels or items it has fixed to the Property and which have been left by the Tenant on the Property for more than ten working days after the end of the term. The Landlord shall not be liable to the Tenant by reason of that storage or disposal. The Tenant shall indemnify the Landlord in respect of any claim made by a third party in relation to that storage or disposal.

22	USE

22.1	The Tenant shall not use the Property for any purpose other than the Permitted Use.

22.2
The Tenant shall not use the Property for any illegal purpose nor for any purpose or in a manner that would cause loss, damage, injury, nuisance or inconvenience to the Landlord, the other tenants or occupiers of the Lettable Units or any owner or occupier of neighbouring property.

22.3	The Tenant shall not overload any structural part of the Building nor any Service Media at or serving the Property.

23	MANAGEMENT OF THE BUILDING

23.1
The Tenant shall observe all regulations made by the Landlord from time to time in accordance with the principles of good estate management and notified to the Tenant relating to the use of the Common Parts and the management of the Building.

23.2	Nothing in this lease shall impose or be deemed to impose any restriction on the use of any other Lettable Unit or any neighbouring property.

24	COMPLIANCE WITH LAWS

24.1	The Tenant shall comply with all laws relating to:

24.1.1	the Property and the occupation and use of the Property by the Tenant;

24.1.2
the use or operation of all Service Media and machinery and equipment at or serving the Property whether or not used or operated, and shall, where necessary, replace or convert such Service Media exclusively serving the Property so that it is capable of lawful use or operation;

24.1.3	any works carried out at the Property; and

24.1.4	all materials kept at or disposed from the Property.

24.2
Without prejudice to any obligation on the Tenant to obtain any consent or approval under this lease, the Tenant shall carry out all works that are required under any law to be carried out at the Property whether by the owner or the occupier.

24.3	Within five working days after receipt of any notice or other communication affecting the Property or the Building (and whether or not served pursuant to any law) the Tenant shall:

24.3.1	send a copy of the relevant document to the Landlord; and

24.3.2
insofar as it relates to the Property, take all steps necessary to comply with the notice or other communication and take any other action in connection with it as the Landlord may require at the joint cost of the Landlord and the Tenant.

24.4	The Tenant shall not apply for any planning permission for the Property.

24.5	The Tenant shall comply with its obligations under the CDM Regulations, including all requirements in relation to the provision and maintenance of a health and safety file.

24.6	The Tenant shall supply all information to the Landlord that the Landlord reasonably requires from time to time to comply with the Landlord’s obligations under the CDM Regulations.

24.7	As soon as the Tenant becomes aware of any defect in the Property, it shall give the Landlord notice of it. The Tenant shall indemnify the Landlord against any liability under the Defective Premises Act 1972 in relation to the Property by reason of any failure of the Tenant to comply with any of the tenant covenants in this lease.

24.8
The Tenant shall keep the Property equipped with all fire prevention, detection and fighting machinery and equipment and fire alarms which are required under all relevant laws or required by the insurers of the Property or reasonably recommended by them or reasonably required by the Landlord and shall keep that machinery, equipment and alarms properly maintained and available for inspection.

25	ENERGY PERFORMANCE CERTIFICATES

25.1	The Tenant shall:

25.1.1
co-operate with the Landlord so far as is reasonably necessary to allow the Landlord to obtain an Energy Performance Certificate and Recommendation Report for the Property or the Building including providing the Landlord with copies of any plans or other information held by the Tenant that would assist in obtaining an Energy Performance Certificate; and

25.1.2
allow such access to any Energy Assessor appointed by the Landlord as is reasonably necessary to inspect the Property for the purposes of preparing an Energy Performance Certificate and/or Recommendation Report for the Property or the Building.

25.2	The Tenant shall not commission an Energy Performance Certificate for the Property without the Landlord's consent.

26	ENCROACHMENTS, OBSTRUCTIONS AND ACQUISITION OF RIGHTS

26.1	The Tenant shall not grant any right or licence over the Property to a third party.

26.2	If a third party makes or attempts to make any encroachment over the Property or takes any action by which a right may be acquired over the Property, the Tenant shall:

26.2.1	promptly inform the Landlord and shall give the Landlord notice of that encroachment or action; and

26.2.2	take all steps (including any proceedings) the Landlord reasonably requires to prevent or license the continuation of that encroachment or action but at the joint cost of the Landlord and the Tenant.

26.3	The Tenant shall not obstruct the flow of light or air to the Property or any other part of the Building nor obstruct any means of access to the Property or any other part of the Building.

26.4
The Tenant shall not make any acknowledgement that the flow of light or air to the Property or any other part of the Building or that the means of access to the Property or any other part of the Building is enjoyed with the consent of any third party.

26.5	If any person takes or threatens to take any action to obstruct the flow of light or air to the Property or obstruct the means of access to the Property, the Tenant shall:

26.5.1	promptly inform the Landlord; and

26.5.2	take all steps (including proceedings) the Landlord reasonably requires to prevent or secure the removal of the obstruction but at the joint cost of the Landlord and the Tenant.

27	BREACH OF REPAIR AND MAINTENANCE OBLIGATIONS

27.1
The Landlord may enter the Property on giving reasonable written notice to inspect its condition and state of repair and may give the Tenant a notice of any breach of any of the tenant covenants in this lease relating to the condition or repair of the Property.

27.2
If the Tenant has not begun any works needed to remedy that breach within two months following that notice (or if works are required as a matter of emergency, then as soon as reasonably practicable) or if the Tenant is not carrying out the works with all due speed, then the Landlord may enter the Property and carry out the works needed.

27.3
The proper costs properly incurred by the Landlord in carrying out any works pursuant to this clause (and any professional fees and any VAT in respect of those costs) shall be a debt due from the Tenant to the Landlord and payable on written demand.

27.4	Any action taken by the Landlord pursuant to this clause shall be without prejudice to the Landlord’s other rights, including those under clause 30.

28	INDEMNITY

28.1
The Tenant shall keep the Landlord indemnified against all liabilities, expenses, costs (including but not limited to any solicitors' or other professionals' costs and expenses), claims, damages and losses (including but not limited to any diminution in the value of the Landlord’s interest in the Building and loss of amenity of the Building) suffered or incurred by the Landlord arising out of or in connection with any breach of any tenant covenants in this lease, or any act or omission of the Tenant, any undertenant or their respective workers, contractors or agents or any other person on the Property or the Common Parts with the actual or implied authority of any of them.

28.2
The Landlord shall keep the Tenant indemnified against all liabilities expenses, costs (including but not limited to any solicitors' or other professionals' costs and expenses), claims, damages and losses suffered or incurred by the Tenant in connection with or arising out of Environmental Law which are the responsibility of the Landlord in accordance with clause 38 only.

28.3
All indemnities given under this Lease shall be subject to the condition that the parties hereto shall jointly negotiate and deal with any claims against the other and any actions and proceedings resulting therefrom in close consultation with one another and that neither party will settle or compromise any such claim without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) subject to the rights and powers of any insurers

29	LANDLORD'S COVENANT FOR QUIET ENJOYMENT
The Landlord covenants with the Tenant, that, so long as the Tenant pays the rents reserved by and complies with its obligations in this lease, the Tenant shall have quiet enjoyment of the Property without any interruption by the Landlord or any person claiming under by through under or in trust for the Landlord or by title paramount except as otherwise permitted by this lease.

30	RE-ENTRY AND FORFEITURE

30.1	The Landlord may re-enter the Property (or any part of the Property in the name of the whole) at any time after any of the following occurs:

30.1.1	any rent is unpaid 21 days after becoming payable whether it has been formally demanded or not;

30.1.2	any breach of any condition of, or tenant covenant in, this lease;

30.1.3	an Act of Insolvency.

30.2
If the Landlord re-enters the Property (or any part of the Property in the name of the whole) pursuant to this clause, this lease shall immediately end, but without prejudice to any right or remedy of the Landlord in respect of any breach of covenant by the Tenant or any guarantor.

31	JOINT AND SEVERAL LIABILITY

31.1
Where the Tenant comprises more than one person, those persons shall be jointly and severally liable for the obligations and liabilities of the Tenant arising under this lease. The Landlord may take action against, or release or compromise the liability of, or grant time or other indulgence to, any one of those persons without affecting the liability of any other of them.

31.2
Where a guarantor comprises more than one person, those persons shall be jointly and severally liable for the obligations and liabilities of a guarantor arising under this lease. The Landlord may take action against, or release or compromise the liability of, or grant time or other indulgence to, any one of those persons without affecting the liability of any other of them.

31.3	The obligations of the Tenant and any guarantor arising by virtue of this lease are owed to the Landlord and the obligations of the Landlord are owed to the Tenant.

31.4
The Landlord shall not be liable to the Tenant for any failure of the Landlord to perform any landlord covenant in this lease unless and until the Tenant has given the Landlord notice of the failure and the Landlord has not remedied the failure within a reasonable time of service of that notice.

32	ENTIRE AGREEMENT

32.1
This lease constitutes the whole agreement between the parties and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them relating to its subject matter.

32.2	Nothing in this lease constitutes or shall constitute a representation or warranty that the Property may lawfully be used for any purpose allowed by this lease.

33	NOTICES, CONSENTS AND APPROVALS

33.1	Except where this lease specifically states that a notice need not be in writing, any notice given under or in connection with this lease shall be:

33.1.1	in writing and for the purposes of this clause an email is not in writing; and

33.1.2	given:

33.1.2.1
by hand or by pre-paid first-class post or other next working day delivery service at the party's registered office address (if the party is a company) or (in any other case) at the party's principal place of business.

33.2	If a notice complies with the criteria in clause 33.1, whether or not this lease requires that notice to be in writing, it shall be deemed to have been received:

33.2.1	if delivered by hand, at the time the notice is left at the proper address;

33.2.2	if sent by pre-paid first-class post or other next working day delivery service, on the second working day after posting; or

33.3	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

33.4	Section 196 of the Law of Property Act 1925 shall otherwise apply to notices given under this lease.

33.5	Where the consent of the Landlord is required under this lease, a consent shall only be valid if it is given by deed, unless:

33.5.1	it is given in writing and signed by the Landlord or a person duly authorised on its behalf; and

33.5.2	it expressly states that the Landlord waives the requirement for a deed in that particular case.
If a waiver is given, it shall not affect the requirement for a deed for any other consent.

33.6	Where the approval of the Landlord is required under this lease, an approval shall only be valid if it is in writing and signed by or on behalf of the Landlord, unless:

33.6.1	the approval is being given in a case of emergency; or

33.6.2	this lease expressly states that the approval need not be in writing.

33.7
If the Landlord gives a consent or approval under this lease, the giving of that consent or approval shall not imply that any consent or approval required from a third party has been obtained, nor shall it obviate the need to obtain any consent or approval from a third party.

34	GOVERNING LAW

This lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

35	JURISDICTION
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this lease or its subject matter or formation (including non-contractual disputes or claims).

36	EXCLUSION OF SECTIONS 24-28 OF THE LTA 1954

36.1	The parties confirm that:

36.1.1	the Landlord served a notice on the Tenant, as required by section 38A(3)(a) of the LTA 1954, applying to the tenancy created by this lease, before this lease was entered into;

36.1.2	Mary Sargent who was duly authorised by the Tenant to do so made a statutory declaration dated 22 December, 2017 in accordance with the requirements of section 38A(3)(b) of the LTA 1954; and

36.1.3	there is no agreement for lease to which this lease gives effect.

36.2	The parties agree that the provisions of sections 24 to 28 of the LTA 1954 are excluded in relation to the tenancy created by this lease.

37	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
A person who is not a party to this lease shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this lease. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

38	AGREEMENT ON ENVIRONMENTAL LIABILITIES
Notwithstanding any other provisions in this Lease, the Landlord and Tenant agree that:

38.1
Any liability under Environmental Law (including, without limitation, any liability under the Contaminated Land Regime) arising in respect of Hazardous Substances in, on, under or emanating from the Property, on or before the date of this Lease, shall be the sole responsibility of the Landlord. Save in relation to the management of any asbestos at the Property revealed in the asbestos report dated 1 October 2015 which shall be the Tenant’s sole responsibility.

38.2	This clause 38 constitutes an agreement on liabilities under the Department for Environment, Food and Rural Affairs' statutory guidance on the Contaminated Land Regime.

38.3
If the Enforcing Authority serves a notice under the Contaminated Land Regime on either party, either party may produce a copy of this Clause 38 to any Enforcing Authority or court for the purposes of determining liability under the Contaminated Land Regime, regardless of any confidentiality agreement that may exist between the parties relating to this Lease or any of its provisions.

38.4	Neither party shall challenge the application of the agreement on liabilities set out in this clause.

39	TENANT’S BREAK RIGHT

39.1	In this clause the following definitions apply:
Break Date: the 22nd day of December 2019
Break Notice: a written notice to terminate this lease on the Break Date and specifying the Break Date and served in accordance with this clause 39

39.2	Subject to clause 39.3, the Tenant may terminate this lease by serving a Break Notice on the Landlord at least six months before the Break Date.

39.3	The Break Notice shall have no effect if at the Break Date:

39.3.1	the Tenant has not paid any part of the Annual Rent, or any VAT in respect of it, which was due to have been paid; or

39.3.2	the whole of the Property is not given back to the Landlord at the end of the term free of any third party occupational rights and free of the occupational right of the Tenant.

39.4	The Break Notice shall be in writing and, for the purposes of this clause, writing does not include facsimile transmission or email.

39.5	The Break Notice shall not purport to terminate the Lease in relation to any part as opposed to the whole of the Property.

39.6	The Break Notice shall be signed by the Tenant or by a person who is expressed to sign on behalf of and with the authority of the Tenant.

39.7	The Break Notice shall be served by delivering it by hand or sending it by pre-paid first-class post or recorded delivery to the Landlord at The Merrifield Centre, Rosemary Lane, Cambridge CB1 3LQ.

39.8
In proving service of the Break Notice it shall be sufficient to prove that delivery by hand was made or that the envelope containing the Break Notice was correctly addressed and posted by pre-paid first-class post or recorded delivery, as the case may be.

39.9	A Break Notice delivered or sent by the Tenant in accordance with clause 39.8 shall be deemed to have been served on the Landlord:

39.9.1
if delivered by hand, on the day of delivery, except that if delivery occurs after noon on a Working Day or on a day that is not a Working Day, then the notice shall be deemed to have been served on the next Working Day;

39.9.2	if sent by pre-paid first-class post or recorded delivery, on the second Working Day after posting (for the avoidance of doubt, not including the date of posting itself).

39.10
The Break Notice shall be delivered or sent by the Tenant so that it shall be deemed to have been served on the Landlord as provided by clause 39.9 not less than six months before the Break Date stated in the Break Notice (and for the avoidance of doubt, the day of deemed receipt shall not be taken into account in calculating the period of six months).

39.11
Neither section 196 of the Law of Property Act 1925, nor section 1139 of the Companies Act 2006 shall apply to a Break Notice, but those sections shall apply to any other notice served pursuant to this clause.

39.12	Time shall be of the essence in respect of all time periods and limits in this clause.

39.13	Subject to clause 39.3, following service of the Break Notice, this Lease shall terminate on the Break Date specified in the Break Notice.

39.14	Termination of this Lease pursuant to this clause shall be without prejudice to any right or remedy of either party in respect of any antecedent breach of the covenants or conditions in this Lease.

39.15
If this Lease terminates in accordance with clause 39.14 then, within 14 days of the Break Date, the Landlord shall refund to the Tenant the proportion of the Annual Rent and any other moneys paid in advance under the Lease, and any VAT paid in respect of it, for the period from and excluding the Break Date up to and excluding the next Rent Payment Date ( in the case of the Annual Rent ), or the end of the period in respect of which the moneys have been paid in advance ( in respect of other payments ),calculated on a daily basis.

40	LANDLORD’S BREAK RIGHT

40.1	In this clause the following definitions apply:
Break Date: the 22nd day of December 2019
Break Notice: a written notice to terminate this lease on the Break Date and specifying the Break Date and served in accordance with this clause 40

40.2	Subject to clause 40.3, the Landlord may terminate this lease by serving a Break Notice on the Tenant at least nine months before the Break Date.

40.3	The Break Notice shall have no effect if at the Break Date:

40.3.1	the Break Notice does not comply with the terms of this clause; or

40.3.2	the Break Notice is served otherwise in accordance with this clause.

40.4	The Break Notice shall be in writing and, for the purposes of this clause, writing does not include facsimile transmission or email.

40.5	The Break Notice shall not purport to terminate the Lease in relation to any part as opposed to the whole of the Property.

40.6	The Break Notice shall be signed by the Landlord or by a person who is expressed to sign on behalf of and with the authority of the Landlord.

40.7	The Break Notice shall be served by delivering it by hand or sending it by pre-paid first-class post or recorded delivery to the Tenant at The Merrifield Centre, Rosemary Lane, Cambridge CB1 3LQ.

40.8
In proving service of the Break Notice it shall be sufficient to prove that delivery by hand was made or that the envelope containing the Break Notice was correctly addressed and posted by pre-paid first-class post or recorded delivery, as the case may be.

40.9	A Break Notice delivered or sent by the Landlord in accordance with clause 40.8 shall be deemed to have been served on the Tenant:

40.9.1
if delivered by hand, on the day of delivery, except that if delivery occurs after noon on a Working Day or on a day that is not a Working Day, then the notice shall be deemed to have been served on the next Working Day;

40.9.2	if sent by pre-paid first-class post or recorded delivery, on the second Working Day after posting (for the avoidance of doubt, not including the date of posting itself).

40.10
The Break Notice shall be delivered or sent by the Landlord so that it shall be deemed to have been served on the Tenant as provided by clause 40.9 not less than nine months before the Break Date stated in the Break Notice (and for the avoidance of doubt, the day of deemed receipt shall not be taken into account in calculating the period of nine months).

40.11
Neither section 196 of the Law of Property Act 1925, nor section 1139 of the Companies Act 2006 shall apply to a Break Notice, but those sections shall apply to any other notice served pursuant to this clause.

40.12	Time shall be of the essence in respect of all time periods and limits in this clause.

40.13	Subject to clause 40.3, following service of the Break Notice, this Lease shall terminate on the Break Date specified in the Break Notice.

40.14	Termination of this Lease pursuant to this clause shall be without prejudice to any right or remedy of either party in respect of any antecedent breach of the covenants or conditions in this Lease.

40.15
If this Lease terminates in accordance with clause 40.14 then, within 14 days of the Break Date, the Landlord shall refund to the Tenant the proportion of the Annual Rent and any other moneys paid in advance under the Lease, and any VAT paid in respect of it, for the period from and excluding the Break Date up to and excluding the next Rent Payment Date ( in the case of the Annual Rent ), or the end of the period in respect of which the moneys have been paid in advance ( in respect of other payments ),calculated on a daily basis.

SCHEDULE 1
LANDLORD WORKS
In this Schedule the following words will have the following meanings:
“Cost” means all costs and expenses connected with the design, carrying out and completion of the Landlord’s Works.

“Duty of Care Letter” means a signed duty of care letter to be addressed to the Tenant by the Independent Measurers in a form agreed by the parties acting reasonably.

“Independent Measurers”	means such reputable measuring surveyors as the Landlord may choose to appoint.

“Internal Area” means the net internal area of the Property as determined by the Independent Measurers having measured the Property in square feet in accordance with the Code of Measuring Practice Sixth Edition RICS 2007

“Method Statement” means a statement outlining the way in which and the times at which the Works are to be carried out and completed.

“Landlord ‘s Works” means any works of division necessary to render the Property self-contained and capable of beneficial use and occupation in accordance with the terms of the Lease.

“Schedule”	means the revised schedule of condition as referred to at clause 1.1.31.

1.	LANDLORD’S WORKS

1.1	The Landlord and Tenant acknowledge that the Landlord’s Works may be needed to the Property.

1.2
The Landlord and the Tenant will attempt to agree (acting reasonably) as soon as reasonably practicable following the date hereof on what, if anything, constitutes the Landlord’s Works and once agreement has been reached and on the basis of the

Landlord’s Works are agreed to be necessary the parties will agree on the Cost and the Method Statement (acting reasonably) and the Landlord will then carry out the Landlord’s Works (at the joint costs of the parties).

1.3	If the Landlord and the Tenant cannot so agree in accordance with paragraph 1.2 then any issues of disagreement will be referred to an expert for a decision in accordance with paragraph 4.

1.4	If and to the extent the Expert decides that Landlord’s Works are necessary then the Landlord will promptly carry out the Landlord’s Works (at the joint cost of the parties).

2.	CALCULATION OF ANNUAL RENT

2.1	The Landlord and Tenant agree and acknowledge that the Annual Rent in the Lease has been calculated as follows:

2.1.1	7,246 square feet at £25 per square foot (“Rate”) in respect of the area to be exclusively occupied by the Tenant;

2.1.2	1,829 square feet at £12.50 per square foot (“Rate”) in respect of the common areas ( the “ common areas”) in the Building ( shown shaded blue on Plan 1)
to give a total figure of £204,012.50 (exclusive of VAT).

2.2	Promptly following the completion of the Landlord’s Works the Landlord will engage the Independent Measurers at the joint cost of the Landlord and Tenant to measure the Property and the common areas.

2.3
The Landlord will procure that the Independent Measurers issue the Duty of Care Letter to the Tenant promptly after completion of the measurement of the Property and the common areas by the Independent Measurers at the joint cost of the Landlord and Tenant.

2.4	If the product of the Independent Measurers’ measured floor area of the Property and the common areas (after completion of the Works) and the appropriate Rate is:

2.4.1
equal to or less than the figure for the Annual Rent which appears in the Lease the Landlord will prepare a memorandum acknowledging that fact (in a form to be approved by the Tenant acting reasonably) and both the Landlord and the Tenant will sign and exchange one copy of the memorandum and attach it to the Lease and Counterpart and from thenceforward the Annual Rent shall be the figure in the said memorandum;

2.4.2
greater by 2.5% than the figure for the Annual Rent which appears in the Lease the Landlord will prepare a memorandum acknowledging that fact (in a form to be approved by the Tenant acting reasonably) and both the Landlord and the Tenant will sign and exchange one copy of the memorandum and attach it to the Lease and Counterpart and from thenceforward the Annual Rent shall be the figure in the said memorandum.

2.5	In the circumstances envisaged by paragraph 2.4.1 the Landlord will promptly refund to the Tenant any Annual Rent which has been overpaid by the Tenant since the commencement of the Lease.

2.6
In the circumstances envisaged by paragraph 2.4.2 the Tenant will promptly pay to the Landlord the balance of any Annual Rent which has been underpaid by the Tenant since the commencement of the Lease.

3.	SCHEDULE OF CONDITION

3.1
Promptly on completion of the Landlord’s Works in accordance with paragraph 1, the Landlord will commission the Schedule at the joint cost of the Landlord and Tenant. If the Landlord and the Tenant cannot agree on the Schedule then the issue will be referred to an expert for a decision in accordance with paragraph 4 and the Landlord and the Tenant agree that (if the surveyor will accept the appointment) the identity of the said expert shall be the same as that of any Expert appointed under paragraph 4.

3.2
On receipt of the Expert’s decision as to the Schedule, the Landlord will complete the Schedule promptly and in any event within one month from the date of the Expert’s decision on the Schedule and the Landlord and the Tenant will each sign and then exchange one copy of the Schedule by way of confirmation that it is the Schedule referred to in the Lease.

4.	EXPERT DETERMINATION

4.1
In this paragraph 4 of Schedule 1, where any issue is required to be dealt with by, or submitted for the determination of, an independent expert, the following provisions of this paragraph 4 are to apply and in case of conflict with other provisions specifically relating to expert determination elsewhere in this Lease the provisions in this Schedule 1 are to prevail to the extent of the conflict.

4.2	In this paragraph 4 the Landlord and the Tenant are referred together as the “parties”

4.3
The expert is to be appointed by the parties jointly (acting reasonably), or if they cannot or do not agree on the appointment, appointed by whichever of the following is appropriate on application by either party:

4.3.1	the president from time to time of the Royal Institution of Chartered Surveyors; or

4.3.2	the president from time to time of the Institute of Chartered Accountants in England and Wales,

4.4	or in either case the duly appointed deputy of the president, or other person authorised by him to make appointments on his behalf.

4.5	The person so appointed is to

4.5.1	act as an expert, and not as an arbitrator; and

4.5.2
must afford the parties the opportunity within such a reasonable time limit as he may stipulate to make representations to him (accompanied by professional rental valuations, reports or other appropriate evidence in the relevant circumstances) and permit each party to make submissions on the representations of the other.

4.6	Neither party may without the consent of the other disclose to the expert correspondence or other evidence to which the privilege of non-production (“without prejudice”) properly attaches.

4.7
The fees and expenses of the expert, including the cost of his nomination, are to be borne as the expert may direct (but in the absence of such a direction, by the parties in equal shares), but (unless they otherwise agree) the parties shall bear their own costs with respect to the determination of the issue by the expert.

4.8
One party may pay the costs required to be borne by another party if they remain unpaid for more than 15 Working Days after they become due and then recover these and any incidental expenses incurred from the other party on demand.

4.9	If the expert refuses to act, becomes incapable of acting or dies, either party may request the appointment of another expert in his stead under paragraph 4.3.

4.10	The determination of the independent expert, except in case of manifest error, is to be binding on the parties.

THIS Lease has been entered into on the date stated at the beginning of it.

Executed as a deed by MERRIFIELD CENTRE LTD acting by a director, in the presence of: Witness signature: Witness name: Witness Address: Witness occupation:	../s/ David Williams…….…………. /s/ Sarah Fordham……………….. …Sarah Fordham……………….. ………………………………………. ………………………………………. ………………………………………. …Office Manager…………..……...

Executed as a deed by DISCUVA LIMITED acting by a director, in the presence of: Witness signature: Witness name: Witness Address: Witness occupation:	…/s/ Ernesto Reggiani.…………. /s/ Sarah Fordham…………….….. Sarah Fordham….…… ………….. ………………………………………. ………………………………………. ………………………………………. Officer Manager…….……………...